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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             FAIR ISAAC CORPORATION

         Fair Isaac Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The corporation was originally incorporated under the name Fair, Isaac and Company, Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 15, 1987.

         SECOND: This Restated Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation's Restated Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         THIRD: The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read as herein set forth in full:

         1.       The name of the corporation is Fair Isaac Corporation.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4.       (a)      The total number of shares of all classes of stock
which the corporation shall have authority to issue is one hundred one million (101,000,000), of which one million (1,000,000) shares shall be Preferred Stock of the par value of $.01 per share, and one hundred million (100,000,000) shares shall be Common Stock of the par value of $.01 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the shares of Common Stock, without the vote of the holders of the shares of Preferred Stock or any series thereof, unless any such Preferred holders are entitled to vote thereon pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in

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this Certificate of Incorporation, the only stockholder approval required shall be that of a majority of the combined voting power of the Common and Preferred Stock so entitled to vote.

                  (b) The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, which may thereafter (unless forbidden in the resolution or resolutions providing for such issue) be increased or decreased (but not below the number of shares of the series then outstanding) pursuant to a subsequent resolution of the Board of Directors, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock, to make the shares of such series, without the consent of the holders of such shares, convertible into or exchangeable for shares of another class or classes of stock of the corporation or any series thereof, or redeemable for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions, and to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside this Certificate of Incorporation.

                  The resolution adopted by the Board of Directors setting forth the designation and amount of Series A Participating Preferred Stock and the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof is set forth in Exhibit A hereto and specifically incorporated herein.

                  (c) Holders of shares of Common Stock shall be entitled to receive such dividends or distributions as are lawfully declared on the Common Stock; to have notice of any authorized meeting of stockholders; to one vote for each share of Common Stock on all matters that are properly submitted to a vote of such stockholders; and, upon dissolution of the corporation, to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences, if any, of any shares of Preferred Stock.

         5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

         6.       (a)      A director of the corporation shall not be liable to
the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b) Each director or officer of the corporation who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (hereinafter a "proceeding"), including any appeal

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therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or of a subsidiary of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another entity or enterprise at the request of such predecessor corporation, or by reason of anything done or not done in such capacity, shall be indemnified and held harmless by the corporation, and the corporation shall advance all expenses incurred by any such person in connection with any such proceeding prior to its final determination, to the fullest extent authorized by the Delaware General Corporation Law. In any proceeding against the corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the corporation shall have the burden of proof to overcome that presumption. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the corporation in serving or continuing to serve the corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The corporation may, upon written demand presented by a director or officer of the corporation or of a subsidiary of the corporation, or by a person serving at the request of the corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law. The corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article 6 or in any such contract.

                  (c) Any repeal or modification of the foregoing provisions of this Article 6, including without limitation any contractual rights arising under or authorized by it, by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

                  (d) In addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article.

         7. At all elections of the directors of the corporation, each stockholder shall be entitled to one vote per share entitled to vote multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit; provided, however, that no stockholder shall be entitled so to cumulate votes unless such candidate or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

         IN WITNESS WHEREOF, the corporation has caused this certificate to be executed by its duly authorized officer on this 1st day of April, 2003.

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                                    Exhibit A

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. Designation and Amount. The shares of such series shall be designated as "Series A Participating Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be Two Hundred Thousand (200,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

         2.       Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock in preference to the holders of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or, (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after the close of business on August 8, 2001 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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         (B)      The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series A Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         3. Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

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

         (C)      (i)      If at any time dividends on any Series A
Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Participating Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board of Directors in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of Directors of this Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Participating Preferred Stock for the purpose of electing such members of the Board of Directors. Said special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

                  (ii) During any period when the holders of Series A Participating Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then and during such time as such right continues (a) the then authorized number of Directors shall remain increased by two, and the holders of Series A Participating Preferred Stock, voting as a separate series, shall remain entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board of Directors, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(C).

                  (iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Participating Preferred Stock entitled to vote in an election of such Director.

                  (iv) If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Participating Preferred Stock shall be entitled to elect two Directors, there are fewer than two such Directors in office by reason of resignation, death or removal, then, promptly thereafter, the Board of Directors shall call a special meeting of the holders of Series A Participating Preferred Stock for the purpose of filling such vacancy(ies) and such vacancy(ies) shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of any such vacancy(ies).

                  (v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Participating Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his or her successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, and the rights of the holders of the shares of the Series A Participating Preferred Stock to vote as provided in this
Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions.

         (D) Except as set forth herein or as otherwise provided by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

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

         4.       Certain Restrictions.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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         6.       Liquidation, Dissolution or Winding Up.

         (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received per share, the greater of $1,000.00 or 1,000 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

         (B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, following payment in full of all liquidation preferences of all shares senior to Common Stock (including the Series A Participating Preferred Stock), there are not sufficient assets available to permit payment in full of the Common Adjustment, then the remaining assets shall be distributed ratably to the holders of Common Stock.

         (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash or any

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other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

         8. Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.

         9. Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         10. Amendment. The Certificate of Incorporation and the By-Laws of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

         11. Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

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